Exhibit 99.1

COBALIS SETTLES OUTSTANDING LITIGATION WITH GRYPHON MASTER FUND, L.P.

Mutual General Releases Have Been Executed by Cobalis and Gryphon

IRVINE, Calif., April 5, 2006 -- Cobalis Corp. (OTCBB: CLSC), a pharmaceutical development company specializing in anti-allergy medications, announced today that the Company has reached and executed a settlement agreement with Gryphon Master Fund, L.P. of Dallas, TX. Both Gryphon and Cobalis have further agreed to dismiss any and all current and future claims, legal proceedings and litigation.

The settlement, which relates to two investments in Cobalis totaling $1.6 million that were made by Gryphon in September 2003, includes an agreed judgment totaling a maximum of $1.6 million. Cobalis’ judgment amount would be reduced to $1.4 million, provided Cobalis fully pays Gryphon on or before October 1, 2006. Full repayment is due under the settlement agreement on or before April 1, 2007. A significant majority of the agreed judgment amount has already been accounted for in Cobalis’ financial statements. Further details of the settlement will be filed in a Form 8-K to be filed shortly with the SEC.

Chas Radovich, Cobalis CEO, said: “We are extremely pleased to have reached a mutually beneficial resolution of these issues with Gryphon Master Fund and to have outstanding litigation behind us. This settlement enables Cobalis to move forward and secure funding to initiate and complete our Phase III FDA Clinical Trials, an important milestone in our goal to bring our novel anti-allergy medication PreHistin™ to market upon approval from the FDA. We sincerely thank Gryphon Master Fund for their efforts in working with us to seek and secure an amicable resolution.”

ABOUT COBALIS CORP. - PREHISTIN TM

Headquartered in Irvine, California, Cobalis Corp. is a specialty pharmaceutical development company specializing in medications to prevent and treat atopic disease, including allergies, migraine headache, atopic asthma and dermatitis.  Its flagship product, PreHistin™ - The World’s First Pre-Histamine™, is an allergy prevention medication that has successfully completed its initial large-scale Phase III Clinical Trial in October of 2005.  Upon successful completion of a second FDA-required Phase III Clinical Trial, Cobalis will seek FDA approval to market PreHistin™ over-the-counter (OTC) in the US.  Cobalis plans to commence international marketing of PreHistin™ in late calendar 2006 or 2007.

For further information, please visit the website at http://cobalis.com

CONTACT:

David Collins or Steven Hecht
Jaffoni & Collins Incorporated
(212) 835-8500
CLSC@jcir.com

SAFE HARBOR
Certain statements contained in this release are considered "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Investors should not rely on these forward-looking statements as assurances of future events, because such statements are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company's expectations. Factors could include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in the Company's compounds under development in particular; the potential failure of the Company's compounds under development to prove safe and effective for treatment and prevention of disease; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies; acquisitions, divestitures, mergers, licenses or strategic initiatives that change the Company's business, structure or projections; the development of competing products; uncertainties related to the Company's business, structure or projections; uncertainties related to the Company's dependence on third parties and partners; and those risks described in filings with the SEC.